EXHIBIT 99.3

The unaudited pro forma combined condensed financial data of Smithfield Foods, Inc. (the Company) illustrate the pro forma effect of the Company’s acquisition of Premium Standard Farms, Inc. (PSF). The Unaudited Pro Forma Combined Condensed Balance Sheet has been prepared as if such transaction occurred on January 28, 2007; the Unaudited Pro Forma Combined Condensed Statements of Income for the fiscal year ended April 30, 2006 and 39 weeks ended January 28, 2007 have been prepared as if such transaction occurred as of May 2, 2005. Because the Company’s fiscal year differs from PSF’s, PSF’s unaudited condensed balance sheet as of December 23, 2006, the unaudited condensed income statement for the 39 weeks ended December 23, 2006 and the audited income statement for the fiscal year ended March 25, 2006 have been used in preparing the unaudited pro forma combined condensed financial statements.

The unaudited pro forma combined condensed financial statements presented herein give effect to:

•

the issuance of 21.7 million shares of Smithfield’s common stock in exchange for 32.0 million shares of PSF common stock outstanding as of May 7, 2007. The value of Smithfield’s shares issued in the PSF acquisition is assumed to be $28.60 per share based on the average of the closing prices for the five days immediately prior and subsequent to the announcement of the PSF acquisition;

•	payment of $40.0 million in cash ($1.25 per outstanding share of PSF common stock);

•	the fair value of PSF stock options converted to Smithfield stock options, estimated to be $4.0 million; and

•	completion of the PSF acquisition.

Smithfield will account for the PSF acquisition using the purchase method of accounting. The pro forma adjustments reflect preliminary estimates of the purchase price allocation under purchase accounting, which are expected to change upon finalization of appraisals and other valuation studies that Smithfield will arrange to obtain. Any purchase price allocation to inventory for profit in inventory would impact cost of goods sold subsequent to the PSF acquisition. Any additional purchase price allocation to property, plant and equipment or finite lived intangible assets would result in additional depreciation and amortization expense, which may be significant. PSF’s property, plant and equipment balances have been adjusted to reflect their estimated fair values. In addition, PSF’s reported current assets and current liabilities are assumed to be their estimated fair values included in the unaudited pro forma combined condensed financial statements. The final allocation of the purchase price of the acquisition will differ from the amounts represented in the unaudited pro forma combined condensed financial statements.

The accompanying unaudited pro forma combined condensed financial statements should be read in conjunction with the historical financial statements of Smithfield and PSF and the accompanying disclosures in the Company’s annual report on Form 10-K for the year ended April 30, 2006, the Company’s most recent quarterly reports on Form 10-Q for the periods ended July 30, 2006, October 29, 2006 and January 28, 2007, PSF’s annual report on Form 10-K for the year ended March 25, 2006, PSF’s most recent quarterly reports for the periods ended June 24, 2006, September 23, 2006 and December 23, 2006, and the consolidated financial statements of PSF filed pursuant to Item 9.01(a) of the Company’s current report on Form 8-K/A dated June 13, 2007.

The unaudited pro forma combined condensed financial statements are for informational purposes only and do not purport to represent what our financial position or results of operations would actually have been had the merger occurred on those dates, nor do they purport to project operating results or financial position for any future period. The pro forma adjustments do not reflect any potential operating efficiencies or cost savings that may be achievable with respect to the combined companies.

Smithfield Foods, Inc.

Unaudited Pro Forma Combined Condensed Balance Sheet

(in millions)

	Smithfield January 28, 2007	PSF December 23, 2006	Pro Forma Adjustments		Pro Forma as Adjusted
Assets
Current assets:
Cash and cash equivalents	$65.1	$5.9	$—		$71.0
Accounts receivable	730.3	32.1	—		762.4
Inventories	1,766.0	176.1	3.2	(1)	1,945.3
Prepaid expenses and other current assets	122.2	16.4	—		138.6

Total current assets	2,683.6	230.5	3.2		2,917.3

Property, plant and equipment, gross	3,628.4	792.8	(327.5)		4,093.7
Accumulated depreciation	(1,299.5)	(376.2)	376.2		(1,299.5)

Property, plant and equipment, net	2,328.9	416.6	48.7	(2)	2,794.2

Goodwill	639.7	76.0	168.5	(3)	884.2
Investments	707.4	—	—		707.4
Other	521.1	11.2	—		532.3

Total assets	$6,880.7	$734.3	$220.4		$7,835.4

Liabilities and Shareholders’ Equity
Current liabilities:
Notes payable	$20.9	$—	$—		$20.9
Current portion of long-term debt and capital lease obligations	56.6	1.8	—		58.4
Accounts payable	573.7	8.3	—		582.0
Accrued expenses and other current liabilities	584.1	54.2	—		638.3

Total current liabilities	1,235.3	64.3	—		1,299.6

Long-term debt and capital lease obligations	2,914.7	124.0	40.0	(4)(7)	3,086.3
			7.6	(4)
Deferred income taxes	222.5	69.1	18.9	(5)	310.5
Other	293.2	6.4	—		299.6

Total liabilities	4,665.7	263.8	66.5		4,996.0

Minority interests	14.3	—	—		14.3

Commitments and contingencies
Shareholders’ equity:
Preferred stock	—	—	—		—
Common stock	56.0	0.3	(0.3	)(6)	66.8
			10.8	(7)
Additional paid-in capital	502.8	379.5	(379.5	)(6)	1,116.4
			609.6	(7)
			4.0	(7)
Stock held in trust	(52.2)	—	—		(52.2)
Retained earnings	1,687.7	88.6	(88.6	)(6)	1,687.7
Accumulated other comprehensive loss	6.4	2.1	(2.1	)(6)	6.4

Total shareholders’ equity	2,200.7	470.5	153.9		2,825.1

Total liabilities and shareholders’ equity	$6,880.7	$734.3	$220.4		$7,835.4

See accompanying Notes to Unaudited Pro Forma

Combined Condensed Financial Statements.

Smithfield Foods, Inc.

Unaudited Pro Forma Combined Condensed Income Statement

(in millions, except per share data)

	Fiscal Year Ended
	April 30, 2006 Smithfield	March 25, 2006 PSF	Pro Forma Adjustments		Pro Forma as Adjusted
Sales	$11,403.6	$919.5	$—		$12,323.1
Cost of sales	10,316.8	785.7	6.6	(8)	11,109.1

Gross profit	1,086.8	133.8	(6.6)		1,214.0
Selling, general and administrative expenses	675.2	25.8	0.1	(8)	701.1
Interest expense, net	149.5	8.9	3.0	(9)	161.4
Equity in income of affiliates	(9.2)	—	—		(9.2)
Loss on early extinguishment of debt	—	21.7	—		21.7

Income from continuing operations before income taxes	271.3	77.4	(9.7)		339.0
Income taxes	91.0	24.3	(3.8	)(10)	111.5

Income from continuing operations	$180.3	$53.1	$(6.0)		$227.4

Income from continuing operations per share:
Basic	$1.62	$1.71			$1.71

Diluted	$1.61	$1.70			$1.70

Weighted average shares:
Weighted average basic shares	111.1	31.0	(9.3	)(11)	132.8
Effect of dilutive options	0.9	0.3	(0.1)		1.1

Weighted average diluted shares	112.0	31.3	(9.4	)(11)	133.9

See accompanying Notes to Unaudited Pro Forma

Combined Condensed Financial Statements.

Smithfield Foods, Inc.

Unaudited Pro Forma Combined Condensed Income Statement

(in millions, except per share data)

	39 Weeks Ended
	January 28, 2007 Smithfield	December 23, 2006 PSF	Pro Forma Adjustments		Pro Forma as Adjusted
Sales	$8,859.4	$650.9	$—		$9,510.3
Cost of sales	8,029.4	592.7	5.0	(8)	8,627.1

Gross profit	830.0	58.2	(5.0)		883.2
Selling, general and administrative expenses	541.8	30.8	0.2	(8)	572.8
Interest expense	129.8	4.2	2.3	(9)	136.3
Equity in income of affiliates	(40.2)	—	—		(40.2)
Loss on early extinguishment of debt	—	0.1	—		0.1

Income from continuing operations before income taxes	198.6	23.1	(7.5)		214.2
Income taxes	54.6	8.3	(2.9)		60.0

Income from continuing operations	$144.0	$14.8	$(4.6)		$154.2

Income from continuing operations per share:
Basic	$1.29	$.47			$1.16

Diluted	$1.29	$.46			$1.15

Weighted average shares:
Weighted average basic shares	111.5	31.6	(9.9	) (11)	133.2
Effective of dilutive options	0.3	0.3	(0.1)		0.5

Weighted average diluted shares	111.8	31.9	(10.0	) (11)	133.7

See accompanying Notes to Unaudited Pro Forma

Combined Condensed Financial Statements.

SMITHFIELD FOODS, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

Note: All pro forma adjustments are preliminary. Tangible and intangible assets and liabilities will be adjusted to fair values, based on appropriate methodologies, subsequent to completion of the PSF acquisition. The effect of the termination of certain agreements between PSF and ContiGroup will not have a continuing impact on the combined company’s results of operations nor are there expected to be any changes to the compensation arrangements with officers or directors of PSF or Smithfield through the execution of new employment agreements or any other material changes to the compensation arrangements with officers or directors of PSF or Smithfield as a result of the PSF acquisition. Accordingly, no adjustments for the foregoing items are reflected in the unaudited pro forma combined condensed financial statements.

(1)	In connection with Smithfield’s acquisition of PSF, Smithfield is required to record PSF’s inventory on its consolidated balance sheet at fair market value. Smithfield’s assumed fair value of PSF’s inventory may change as it will engage independent third party appraisers to assist Smithfield’s management in Smithfield’s valuation of PSF’s inventory now that the acquisition has closed. Smithfield’s pro forma fair value adjustment to inventory is based on PSF’s inventory levels and historical fair value adjustments to inventory subsequent to acquisition in recent acquisitions of companies with assets similar to PSF. In addition, as Smithfield sells the acquired inventory, its cost of sales will reflect the increased valuation, if any, of PSF’s inventory, which will temporarily reduce Smithfield’s gross margins until such inventory is sold. This is considered a non-recurring adjustment and as such is not included in the unaudited pro forma combined condensed income statements.

(2)	Reflects the assumptions as to revaluation of PSF’s property, plant and equipment historical balances to an assumed fair value (resulting in an increase in property, plant and equipment, net of $48.7 million). Smithfield’s assumptions as to the fair value of PSF’s property, plant and equipment will change as it conducts a valuation of PSF’s property, plant and equipment with the assistance of independent third party appraisers. Smithfield’s pro forma adjustment to property, plant and equipment, net equals 11.7% of historical net book value which approximates historical adjustments Smithfield has recorded subsequent to recent acquisitions of companies with assets similar to PSF.

PSF had a bargain purchase option to acquire the title to land in Missouri from ContiGroup for $1.00 and the option was exercised and no longer outstanding as of the effective time of the PSF acquisition. The value of the land was recorded at historical value on PSF’s balance sheet. Therefore, in the opening balance sheet, the value of the option was not recorded, but the fair market value of the land was recorded. The pro forma adjustment reflects the assumed fair value adjustment referred to above of 11.7% of historical net book value. Smithfield intends to engage an independent appraiser to assist Smithfield in determining the fair value of both the tangible and intangible assets of PSF, including the land that was subject to this option.

(3)	Under the purchase method of accounting, the total purchase price was determined using the average closing price of Smithfield common stock for the five days immediately prior and subsequent to September 18, 2006, the announcement date of the PSF acquisition. The computation of the total purchase price, excess of the purchase price over the book values of the assets acquired and liabilities assumed and the resulting adjustment to goodwill are as follows (in millions):

Total stock consideration	$620.4
Total cash consideration	40.0
Estimated transaction costs	7.6
Estimated fair value of PSF stock options converted to Smithfield stock options	4.0

Total estimated purchase price	672.0
Less: Net book value of PSF assets and liabilities acquired	(470.5)
Add back: PSF intangibles	76.0

Excess of purchase price over net tangible book value of assets acquired	277.5
Adjustments to goodwill related to:
Inventories	(3.2)
Property, plant and equipment	(48.7)
Deferred tax liability	18.9

Total adjustments	(33.0)

Gross adjustment to goodwill	244.5
Less: PSF goodwill already booked	(76.0)

Net adjustment to goodwill	$168.5

Under the purchase method of accounting, the total estimated purchase price, as shown in the table above, is allocated to PSF’s net tangible and intangible assets acquired and liabilities assumed for the purpose of preparing pro forma financial information based on their estimated fair values as of January 28, 2007. Final purchase price adjustments will be based on the actual fair values at the completion of the PSF acquisition and could vary significantly from the pro forma amounts due to various factors, including but not limited to, changes in the composition of PSF’s assets and liabilities, market prices for pork and live hogs and interest rates prior to the completion of the PSF acquisition. Accordingly, the fair value of these assets and liabilities is preliminary and is also subject to change pending additional information that may come to Smithfield’s and PSF’s knowledge. An allocation of an increased portion of the purchase price to inventory, property, plant and equipment or any allocation to identifiable intangible assets will reduce the amount of the purchase price allocated to goodwill in the unaudited combined condensed financial statements, and may result in increased depreciation and/or amortization expense.

Smithfield does not believe that there are significant identifiable intangible assets from the PSF acquisition. The purchase price Smithfield paid in excess of the value of PSF’s assets reflects the strategic value Smithfield places on PSF’s vertically integrated business model, principally in the Midwestern United States. Smithfield also hopes to benefit from synergies such as knowledge-sharing, economies of scale, and similar benefits as PSF’s operations are integrated with Smithfield’s existing operations. In determining the purchase price, Smithfield also considered the strong management team currently in place at PSF and the efficiency of PSF’s hog production and pork processing operations. Because these factors do not arise from contractual or other legal rights, nor are they separable as defined by paragraph 39 of SFAS No. 141, the value attributable to these factors is to be included in the amount recognized as goodwill. Accordingly, no pro forma adjustment has been made for identifiable intangible assets. Smithfield’s management, with the assistance of independent third party appraisers, will evaluate tradenames and customer relationship assets. While tradenames are not amortized, customer relationship assets would be amortized over approximately 10 years. If the fair value assigned to these assets was determined to be $10.0 million, amortization expense would be approximately $1.0 million per year.

(4)	Reflects borrowings under Smithfield’s credit facility to fund (a) the cash portion of the purchase price ($40.0 million) and (b) an estimate of the out-of-pocket transaction costs of Smithfield associated with the PSF acquisition ($7.6 million).

(5)	Represents the estimated deferred income tax liability, based on Smithfield’s marginal tax rate of 38.9%, multiplied by the fair value adjustment of $48.7 million to PSF’s fixed assets. Smithfield’s historical effective tax rate is generally lower than its marginal tax rate primarily due to foreign tax credits.

(6)	Reflects the elimination of PSF’s shareholders’ equity ($470.5 million).

(7)	Represents Smithfield’s common stock issued to the shareholders of PSF pursuant to the merger agreement ($620.4 million), borrowings to fund the cash portion of the purchase price ($40.0 million) and the fair value of PSF stock options converted to Smithfield stock options in the merger ($4.0 million). For purposes of such valuations, Smithfield’s common stock is valued at $28.60 per share, which is the average closing price of Smithfield common stock for the five days immediately prior and subsequent to September 18, 2006, the announcement date of the PSF acquisition.

The calculation of the purchase price is as follows (in millions, except per share and conversion factor data):

Stock Portion of Purchase Price
PSF shares outstanding	32.0
Conversion factor	0.6780

Smithfield shares to be issued	21.7
Smithfield price per share	$28.60

Total stock consideration	$620.4

Common stock, par value $0.50	$10.8
Additional paid-in capital	609.6

Total stock consideration	$620.4

Cash Portion of Purchase Price
PSF shares outstanding	32.0
Cash consideration per share	$1.25

Total cash consideration	$40.0

Fair Value of Stock Options
Estimated fair value of PSF stock options converted to Smithfield stock options	$4.0

In accordance with SFAS No. 123(R), the fair value of PSF stock options converted into Smithfield options (hereinafter called the “converted options”) is recognized as purchase price, based on the fair value of the options, as described below.

All outstanding stock options under PSF’s 2005 Long Term Incentive Plan and 1999 Equity Incentive Plan became fully vested and were converted into options to acquire shares of Smithfield common stock based on the special option exchange ratio set forth in the merger agreement. Smithfield believes that the fair value of the Smithfield stock options approximated the fair value of PSF’s stock options. Accordingly, the fair value of the converted stock options was recognized as purchase price and no additional amounts have been reflected as compensation expense.

The additional purchase price of $4.0 million (weighted-average fair value of $12.15 per share) was calculated using the Black-Scholes option pricing model which considered the market price of Smithfield’s shares of $28.60 per share (based on the average of the closing prices for the five days immediately prior and subsequent to the announcement of the PSF acquisition) and the following weighted average assumptions:

Expected option life (in years)	2.0
Volatility	26.0%
Risk-free rate	4.77%
Dividend yield	—

The expected life of the options was determined by taking into account the contractual life of the options, the accelerated vesting of all PSF options at the date of the acquisition, and estimated attrition of the option holders. The volatility assumption used was derived using historical data over a period commensurate with the expected option life assumption.

Smithfield recalculated the fair values of the PSF options and the converted options as of May 7, 2007, in accordance with SFAS No. 123(R), to determine the fair value amounts, if any, to be recorded as compensation expense. No such compensation expense was recorded because the fair value of the converted options did not exceed the fair value of the PSF options. Smithfield utilized the following weighted-average assumptions in the fair value calculations for these pro forma statements:

	PSF Options	Converted Options
Expected option life (in years)	5.9	2.0
Volatility	39.8%	26.0%
Risk-free rate	4.78%	4.77%
Dividend yield	1.58%	—

Because PSF’s expected option life assumption was determined by taking into account the weighted-average vesting period as well as the weighted average contractual life of the options outstanding, the assumption used for the expected option life for the converted options was significantly lower due to the accelerated vesting of all PSF options at the date of acquisition and attrition estimates made by Smithfield. The volatility assumption used for the PSF calculation was derived from the average volatilities of similar entities within PSF’s industry over a term that was commensurate with the expected option life. The volatility assumption used for the converted options was derived using historical data over a period commensurate with the expected option life assumption.

The calculated weighted average fair value of the PSF options and converted options using the assumptions above were $8.70 and $12.15, respectively. When applied to the outstanding PSF and converted options of approximately 444,000 and 320,000, respectively, the fair values were calculated as approximately $4.0 million and $4.0 million, respectively. Smithfield believes that based on these calculations, the fair value of the converted options approximates the fair value of the PSF options.

(8)	Represents the estimate of the increase in depreciation expense associated with the fair value adjustment to PSF’s property, plant and equipment. Increase in depreciation expense is based on a 11.7% increase in the book value of PSF’s property, plant and equipment due to purchase accounting and Smithfield’s historical allocation of depreciation expense to cost of sales and selling, general and administrative expenses. Smithfield identifies assets associated with production and processing activities and assets associated with selling, general and administrative activities and records their depreciation in cost of sales and selling, general and administrative expenses, respectively. For purposes of the depreciation adjustment, PSF’s historical useful lives, which approximate Smithfield’s, have been utilized, with historical depreciation expense increased by the 11.7% fair value adjustment to property, plant and equipment. Including the fair value adjustment, Smithfield considers the original useful lives of building and improvements to be 20–40 years, the original useful lives of machinery and equipment to be 5–20 years and the original useful lives of breeding stock to be 2 years. As indicated in (3) above, valuations of PSF’s property, plant and equipment have not been completed and such amounts are based on Smithfield’s preliminary estimate. If such estimates were to increase by 5%, pro forma income from continuing operations would decrease by $2.2 million and $1.7 million for the year ended April 30, 2006 and the 39 weeks ended January 28, 2007, respectively, and the pro forma basic and diluted earnings per share amounts would decrease by $.02 for the year ended April 30, 2006 and by $.02 for the 39 weeks ended January 28, 2007.

(9)	Represents the estimate of the increase in interest expense, using a 6.25% interest rate, associated with the borrowings under Smithfield’s credit facility to fund (a) the cash portion of the purchase price ($40.0 million) and (b) an estimate of the out-of-pocket transaction costs of Smithfield associated with the PSF acquisition ($7.6 million).

Actual interest rates in the transaction can vary from those depicted. The effect of a 1/4% variance in interest rates would be a $0.1 million change in interest expense.

(10)	Represents Smithfield’s marginal U.S. tax rate of 38.9% for all periods.

(11)	The preliminary adjustments to historical weighted average basic and diluted shares for the pro forma periods presented are as follows (in millions):

	Fiscal Year Ended April 30, 2006		39 Weeks Ended January 28, 2007
	Basic shares	Diluted shares	Basic shares	Diluted shares
Elimination of PSF shares	(31.0)	(31.0)	(31.6)	(31.6)
Issuance of Smithfield shares	21.7	21.7	21.7	21.7
Effect of dilutive options	—	(0.1)	—	(0.1)

	(9.3)	(9.4)	(9.9)	(10.0)

The adjustment to the effect of dilutive options was calculated as the exchange ratio applicable to the conversion of PSF options into Smithfield options under the merger agreement multiplied by the effect of dilutive options shown on PSF’s historical financial statements.